EXHIBIT 4.9

THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED, SOLD TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE LAWS, (ii) TO THE EXTENT APPLICABLE, RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (iii) AN OPINION OF COUNSEL, IF SUCH OPINION SHALL BE REASONABLY SATISFACTORY TO COUNSEL TO THE ISSUER, THAT AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE LAW IS AVAILABLE.

DEBT RESOLVE, INC., A DELAWARE CORPORATION
14% SECURED CONVERTIBLE NOTE

Note No.___________

$_________	Dated _________, 2010

1.           Principal.  For value received, Debt Resolve, Inc., a Delaware corporation (“Maker”), promises to pay to the order of ___________________________ (“Holder”), at the address of Holder known to Maker or at such other place as Holder may from time to time designate in writing, the principal sum of $_________ (the “Obligation”), which represents the principal amount advanced by Holder to Maker.  Maker and Holder may sometimes herein be referred to individually as the “Party” and collectively as the “Parties.”

2.           Interest.  The Outstanding Balance (as defined below) shall bear interest at the rate of 14% per annum, compounded daily, calculated on the basis of a 365 day year (the “Interest”).

3.           Payments.  The principal hereof and any unpaid accrued interest thereon shall be due and payable on the Maturity Date (as defined below).

4.           “Maturity Date” shall mean the date which is 36 months from the date of this Note.

5.           Prepayment.  Maker shall be entitled to prepay this Note prior to the Maturity Date without premium or penalty.

6.           Applications of Payments.  Payments received by Holder pursuant to the terms hereof shall be applied in the following manner:  first, to the payment of all expenses, charges, late payment fees, costs and fees incurred by or payable to Holder and for which Maker is obligated pursuant to the terms of this Note, second, to the payment of all interest accrued to the date of such payment; and third, to the payment of principal.

7.           Conversion.  Subject to the limitations described herein:

(a)           Automatic Conversion.  Unless the Outstanding Balance (as defined below) of the Note is paid in full, the Outstanding Balance shall automatically and immediately convert into units of Maker’s securities (the “Units”) at a conversion price of $1.50 per Unit on the date that Maker closes on gross proceeds of at least $4,000,000 in any financing other than the offering in which this Note was issued.  Each Unit consists of ten shares of Maker’s common stock (the “Note Shares”) and six callable two-year warrants each to purchase one additional share of Maker’s common stock at an exercise price of $0.40 per share (the “Note Warrants”).  Only whole shares of common stock, and Warrants to purchase whole shares of common stock, will be issued upon conversion of the Notes.  The term “Outstanding Balance” shall mean the unpaid principal amount of the Obligation, together will all unpaid accrued interest thereon.  Subject to certain restrictions, at any time beginning on the first day after the ten trading day average closing price of Maker’s common stock exceeds $0.75 per share, but not sooner than 30 days after a registration statement covering the public sale of the shares underlying the Note Warrants is declared effective, Maker shall have the right to deliver written notices to the holder of the Note Warrants calling the Note Warrants.  Holders of the Note Warrants will have ten business days in which to exercise the Note Warrants upon receiving the call notice.  If Maker exercises this call option at a time when this Note has not yet been converted and is still outstanding, holders of the Notes will have ten business days in which to deliver both the written Election to Convert along with the executed warrant exercise form.  If the Note Holder does not return both forms within 10 business days of receipt, then in lieu of receiving the Note Warrants upon conversion, the Holder shall be entitled to receive upon conversion only the Note Shares that Holder would have received had the Holder converted the Note before the call option was exercised.

(b)           Voluntary Conversion.  This Note is convertible at the option of the Holder, in his, her or its sole discretion, in whole or in part, at any time prior to the Maturity Date into Units at a conversion price of $1.50 per Unit.  Holder shall deliver to Maker a written Election to Convert, a form of which is attached hereto.  As soon as reasonably practicable after receipt of the written Election to Convert, Maker shall issue and cause to be delivered with all reasonable dispatch to or upon the written order of the Holder, and in such name or names as the Holder may designate, a certificate or certificates for the full number of Note Shares and Note Warrants so purchased upon conversion of the Note.  Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such securities as of the date of delivery of the Election to Convert, notwithstanding that the certificate or certificates representing such securities shall not actually have been delivered or that the stock transfer books of Maker shall then be closed.  The Note shall be convertible, at the election of the Holders, either in full or from time to time in part and, in the event that the Note is converted in respect of less than all of the Note Shares and Note Warrants specified therein at any time prior to the Maturity Date, a new Note evidencing the remaining portion of the indebtedness shall be issued by Maker to the Holder.

8.           Events of Default.  The occurrence of any of the following events shall constitute an Event of Default hereunder:

(a)           Failure of Maker to pay the principal and interest upon the Maturity Date;

(b)           Failure of Maker to pay any amount or perform any other obligation under the Security Agreement or Investor Rights Agreement (provided, however, that the Maker’s failure to register the securities required to be registered under the Investor Rights Agreement shall not be deemed an event of default under this Section 8) that were entered into concurrently with this Note;

(c)           Maker shall admit in writing its inability to, or be generally unable to, pay its undisputed debts as such undisputed debts become due;

(d)           Maker shall: (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts; (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against him in an involuntary case under the United States Bankruptcy Code; or (vi) take any action for the purpose of effecting any of the foregoing;

(e)           A proceeding or case shall be commenced, without the application or consent of Maker, in any court of competent jurisdiction, seeking: (i) its financial reorganization, liquidation or arrangement, or the composition or readjustment of its debts; (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of Maker or of all or any substantial part of its property; or (iii) similar relief in respect of Maker under any law relating to bankruptcy, insolvency, reorganization or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 30 or more days; or an order for relief against Maker shall be entered in an involuntary case under the United States Bankruptcy Code; or

(f)           A final judgment or judgments issued by a court of competent jurisdiction for the payment of money in excess of $100,000 in the aggregate shall be rendered by one or more governmental persons having jurisdiction against Maker and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution of the relevant judgment shall not be procured, within 30 calendar days from the date of entry of such judgment and Maker shall not, within that 30-day period, or such longer period during which execution of the same shall have been stayed, appeal from and cause the execution of such judgment to be stayed during such appeal.

9.           Remedies; Late Payment Penalty.  Upon the occurrence of an Event of Default and without demand or notice, Holder may declare the principal amount then outstanding of, and the accrued interest on, the Obligation of Maker to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by Maker and Maker may exercise all rights and remedies available to it under this Note or any succeeding agreement.

10.          Security.  Holder’s rights under this Note shall be secured by a lien against all of Maker’s assets, as more specifically provided under the Security Agreement which was entered into concurrently herewith.

11.          Waiver.  Maker hereby waives diligence, presentment, protest and demand, notice of protest, dishonor and nonpayment of this Note and expressly agrees that, without in any way affecting the liability of Maker hereunder, Holder may extend any maturity date or the time for payment of any installment due hereunder, accept security, release any party liable hereunder and release any security now or hereafter securing this Note.  Maker further waives, to the full extent permitted by law, the right to plead any and all statutes of limitations as a defense to any demand on this Note, or on any deed of trust, security agreement, lease assignment, guaranty or other agreement now or hereafter securing this Note.

12.           Attorneys’ Fees; Costs.  Maker agrees to pay to Holder all costs and expenses including attorneys’ fees and costs, incurred by Holder in connection with the negotiation, preparation or execution of the loan and this Note.  If this Note is not paid when due or if any Event of Default occurs, Maker promises to pay all costs of enforcement and collection, including but not limited to, Holder’s  attorneys’ fees, whether or not any action or proceeding is brought to enforce the provisions hereof.

13.           Severability.  Every provision of this Note is intended to be severable.  In the event any term or provision hereof is declared by a court of competent jurisdiction, to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

14.           Interest Rate Limitation.  Holder and Maker stipulate and agree that none of the terms and provisions contained herein shall ever be construed to create a contract for use, forbearance or detention of money requiring payment of interest at a rate in excess of the maximum interest rate permitted to be charged by the laws of the State of California.  In such event, if any Holder of this Note shall collect monies which are deemed to constitute interest which would otherwise increase the effective interest rate on this Note to a rate in excess of the maximum rate permitted to be charged by the laws of the State of California, all such sums deemed to constitute interest in excess of such maximum rate shall, at the option of Holder, be credited to the payment of the sums due hereunder or returned to Maker.

15.           Number and Gender.  In this Note the singular shall include the plural and the masculine shall include the feminine and neuter gender, and vice versa, if the context so requires.

16.           Headings.  Headings at the beginning of each numbered paragraph of this Note are intended solely for convenience and are not to be deemed or construed to be a part of this Note.

17.           Choice of Law; Jurisdiction.  This Note shall be governed by and construed in accordance with the laws of the State of California.  The parties agree that the Courts of the County of Orange, State of California shall have sole and exclusive jurisdiction and venue for the resolution of all disputes arising under the terms of this Agreement and the transactions contemplated herein.

18.           Miscellaneous.

(a)           Any notice pursuant to this Agreement by the Maker or by the Holder shall be in writing and shall be deemed to have been duly given if delivered personally, or if mailed by certified mail, postage prepaid, or transmitted by facsimile, to the parties at the addresses or facsimile numbers set forth below.

(i)           Holder Address.  If to the Holder, addressed to the Holder at the address set forth below Holder’s signature on the signature page of the Subscription Agreement, as it may be amended by the Holder from time to time by written notice to the Maker.

(ii)           Maker Address.  If to the Maker addressed to it at 150 White Plains Road, Suite 108, Tarrytown, New York, 10591, Attention: David M. Rainey, President, Facsimile No.:  (914) 428-3044.

(iii)           Notices to Holders.  All notices to Holders to be copied to jstanley@finance500.com

All such notices and other communications will (1) if delivered personally to the address as provided in this Section 18, be deemed given upon delivery, (2) if delivered by facsimile transmission to the facsimile number as provided in this Section 18, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 18, be deemed given upon receipt (in each case regardless of whether such notice is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 18).  Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

(b)           No failure or delay on the part of Holder or any other holder of this Note to exercise any right, power or privilege under this Note and no course of dealing between Maker and Holder shall impair such right, power or privilege or operate as a waiver of any default or an acquiescence therein, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein expressly provided are cumulative to, and not exclusive of, any rights or remedies, which Holder would otherwise have.  No notice to or demand on Maker in any case shall entitle Maker to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Holder to any other or further action in any circumstances without notice or demand.

(c)           Maker may not assign its rights or obligations hereunder without prior written consent of Holder.  Subject to compliance with applicable federal and state securities laws, Holder may (i) assign all or any portion of this Note without the prior consent of Maker or (ii) sell or agree to sell to one or more other persons a participation in all or any part of the Note without the prior consent of Maker.  Upon surrender of the Note, Maker shall execute and deliver one or more substitute notes in such denominations and of a like aggregate unpaid principal amount or other amount issued to Holder and/or to Holder’s designated transferee or transferees.  Holder may furnish any information in the possession of Holder concerning Maker, or any of its respective subsidiaries, from time to time to assignees and participants (including prospective assignees and participants).

(SIGNATURE PAGE IMMEDIATELY FOLLOWS)

IN WITNESS WHEREOF, Maker has caused this Note to be duly executed and delivered as of the day and year and at the place first above written.

MAKER:

DEBT RESOLVE, INC.
a Delaware corporation

BY:	David M. Rainey
ITS:	President

HOLDER:

[	]

Acknowledgment contained in the Omnibus Signature Page in the Subscription Agreement

FORM OF ELECTION TO CONVERT

The undersigned, the holders of the attached Note, hereby irrevocably elect to exercise their right to convert $_____________ of the Note into shares of common stock, and warrants to purchase shares of common stock, of Debt Resolve, Inc., a Delaware corporation, and request that the certificates for such securities be issued in the name of, and delivered to, _______________________________, whose address is ______________________________________________________________.

Dated:	SIGNATURE:

(Signature must conform in all respects to the name of Holder as specified in the Note)

(Insert Social Security or Federal Tax I.D. Number of Holder)

IF NOTE IS HELD JOINTLY, BOTH PARTIES MUST SIGN:

(Signature must conform in all respects to the name of Noteholder as specified in the Note)

(Insert Social Security or Federal Tax I.D. Number of Joint Noteholder)